EXHIBIT 99.1

Ronald E. Seeholzer
Vice President
Investor Relations

FirstEnergy Corp.
76 S. Main Street
Akron, Ohio 44308
Tel 330-384-5783

May 8, 2007

TO THE INVESTMENT COMMUNITY:1

Today, FirstEnergy Corp.’s Ohio utility subsidiaries Ohio Edison Company (OE), The Cleveland Electric Illuminating Company (CEI), and The Toledo Edison Company (TE) notified the Public Utilities Commission of Ohio (PUCO) of their intention to file for an increase in base distribution rates. The filing is expected to be made on or after June 7, 2007 with a decision expected by early next year. The new rates would be effective January 1, 2009, for OE and TE customers, and are expected to be effective in May 2009 for CEI customers.

The Companies are requesting an increase in distribution revenue totaling $334 million to recover expenses related to distribution operations and costs deferred under previously approved rate plans. At the time the new distribution rates are implemented, the Companies expect annual transition cost revenues to be reduced as transition cost recovery, and related expense amortization, is completed for OE and TE and CEI’s recovery continues through 2010, in accordance with its Rate Certainty Plan. The net effect of these two rate changes would be a total annual decrease of $208 million for the regulated portion of customer bills.

The last retail base rate proceedings that included adjustments to base distribution rates were based on a 1990 rate order for OE and a 1996 rate order for CEI and TE. Since those proceedings, the Companies have been granted the authority to defer and capitalize for future recovery certain costs for distribution infrastructure and reliability, fuel costs, Ohio line extensions, transition taxes and energy efficiency programs. Additions to these deferrals will end on December 31, 2008, and the recovery periods reflected in the proposed distribution rates range from 3 to 25 years. Additional details of the distribution rate changes will be available in our comprehensive filing with the PUCO on or after June 7, 2007.

Under Ohio’s electric choice law, generation prices in the companies’ current rates will be replaced in 2009, and will be based on the competitive market price for generation service at that time. As a result, customers’ overall bills may be higher, lower or about the same as they are today.

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1 Please see the forward-looking statements at the end of this letter.

While the effect on customers’ bills would depend on their specific residential or general service rate and monthly use, the tables below outline the potential impact on typical residential customer bills.

Impact on Residential 500 kWh Monthly Bills

	Current 500 kWh Monthly Bill ($)	Rate Change		Reduction in Restructuring Charges ($)	Net Change in Regulated Portion of Bill ($)	2009* 500 kWh Monthly Bill ($)
		$	%
Ohio Edison	60.09	3.19	5.3	4.44	-1.25	58.84
CEI	59.87	-0.70	-1.2	3.24	-3.94	55.92
Toledo Edison	58.89	4.06	6.9	10.39	-6.33	52.56

Impact on Residential 750 kWh Monthly Bills

	Current 750 kWh Monthly Bill ($)	Rate Change		Reduction in Restructuring Charges ($)	Net Change in Regulated Portion of Bill ($)	2009* 750 kWh Monthly Bill ($)
		$	%
Ohio Edison	89.62	6.04	6.7	7.47	-1.43	88.19
CEI	88.35	1.38	1.6	5.93	-4.55	83.80
Toledo Edison	88.39	8.64	9.8	18.10	-9.46	78.93
*Includes current generation charge, which may change when bills reflect the 2009 competitive market price.

OE, CEI and TE are spending nearly $1 billion a year to enhance service to customers. These investments include devices that are designed to reduce the number and duration of customer outages; technologies such as state-of-the-art system control centers; and an automated phone system to help the companies respond quicker and provide customers more accurate restoration estimates when outages occur.

These investments have helped reduce the number of Ohio customers affected by outages. About 500,000 fewer customers experienced outages in 2006, and the total duration of outages was down more than 20 percent compared to the previous year. And, the trend continued in the first quarter of 2007 with nearly 145,000 fewer Ohio customers experiencing outages and the total duration of outages decreasing by an average of 33 percent, compared to the same period last year.

If you have any questions concerning information in this update, please contact Kurt Turosky, Director of Investor Relations, at (330) 384-5500, or me at (330) 384-5783.

Sincerely,

Ronald E. Seeholzer
Vice President, Investor Relations

Forward-Looking Statements

This investor letter includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “believe,” “estimate” and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of FirstEnergy’s regulated utilities to collect transition and other charges or to recover increased transmission costs, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), and the legal and regulatory changes resulting from the implementation of the EPACT (including, but not limited to, the repeal of the PUHCA), the uncertainty of the timing and amounts of the capital expenditures needed to, among other things, implement the Air Quality Compliance Plan (including that such amounts could be higher than anticipated) or levels of emission reductions related to the Consent Decree resolving the New Source Review litigation, adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits and oversight) by the NRC and the various state public utility commissions as disclosed in the companies’ SEC filings, the timing and outcome of various proceedings before the PUCO (including, but not limited to, the Distribution Rate Cases for the Ohio Companies and the successful resolution of the issues remanded to the PUCO by the Ohio Supreme Court regarding the Rate Stabilization Plan) and the PPUC( including the transition rate plan filings for Met-Ed and Penelec and the Pennsylvania Power Company Default Service Plan filing), the continuing availability and operation of generating units, the ability of generating units to continue to operate at, or near full capacity, the inability to accomplish or realize anticipated benefits from strategic goals (including employee workforce initiatives), the anticipated benefits from voluntary pension plan contributions, the ability to improve electric commodity margins and to experience growth in the distribution business, the ability to access the public securities and other capital markets and the cost of such capital, the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the August 14, 2003 regional power outage, the successful structuring and completion of a potential sale and leaseback transaction for Bruce Mansfield Unit 1 currently under consideration by management, any final adjustment in the purchase price per share under the accelerated share repurchase program announced March 2, 2007, the risks and other factors discussed from time to time in the companies’ SEC filings, and other similar factors. The registrants expressly disclaim any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.